Exhibit 99.1

CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Properties, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

AMERICAN REALTY CAPITAL PROPERTIES, INC. CLOSES INITIAL PUBLIC OFFERING AND
COMMENCES TRADING ON NASDAQ

NEW YORK, NY, September, 7, 2011—American Realty Capital Properties, Inc., (“ARCP” or the “Company”) announced today it had completed its “reasonable best efforts” initial public offering at a price of $12.50 per share (subject to certain discounts described in the prospectus).  The Board of Directors of ARCP further declared an annual dividend of $0.875 per share, payable in cash monthly, beginning in October 2011, on the fifteenth day of each month to stockholders of record at the close of business on the eighth day of such month.  The Company sold a total of 5,580,000 shares of common stock for proceeds of $69,750,000.  The shares began trading on the Nasdaq Capital Market under the symbol “ARCP” at 3 P.M. on September 7, 2011.

The shares were sold through the Company’s affiliated broker-dealer, Realty Capital Securities, LLC and Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE Amex: LTS) as the co-dealer managers of the offering.

ARCP intends to use the net proceeds from the offering to make property acquisitions, payoff property related indebtedness and related fees and expenses, and for general working capital purposes.

“This was an extraordinary execution,” observed Nicholas S. Schorsch, Chairman and Chief Executive Officer of the Company.  “We succeeded in completing our IPO in the midst of a substantial economic correction and a series of natural disasters which affected New York City.  This is a strong testament to both our team and the quality of the offering.  In a period of historically low interest rates, and substantial market volatility, strong real estate locations leased to investment grade tenants should enable our shareholders to preserve capital, as well as pay and cover our 7% distribution.”

American Realty Capital Properties, Inc. is a newly organized Maryland corporation that intends to qualify as a real estate investment trust (“REIT”) focused on owning and acquiring single tenant freestanding commercial properties subject to net leases with high credit quality tenants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve risks and uncertainties that could cause the outcome to be materially different.